Exhibit 24.2


                              Accountants' Consent




The Board of Directors
Intervest Bancshares Corporation
New York, New York:


We consent to the use of our report dated January 23, 1998 relating to the consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended of Intervest Bancshares Corporation and to the use of our name under the caption of "Experts," in the Registration Statement on Form S-3 of Intervest Bancshares Corporation.




HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
September 16, 1998